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                                                                     Exhibit 5.1

   [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]

                                 April 28, 2000

OnDisplay, Inc.
12667 Alcosta Boulevard,
Suite 300
San Ramon, California 94583

     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 28, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,764,689 shares of your Common Stock (the "Shares") to be issued under your assumed Oberon Software Incorporated
1990 Stock Option Plan and Oberon Software Incorporated 1998 Stock Incentive Plan (the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

     It is our opinion that, when the shares are issued pursuant to options granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        /s/ Wilson Sonsini Goodrich & Rosati
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                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation